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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                              DATA.COM DIRECT, INC.
                                   ("BUYER"),

                           MICROS-TO-MAINFRAMES, INC.,
                                 Parent of Buyer
                                     ("MTM")

                             DATA.COM RESULTS, INC.
                                   ("SELLER")

                                       AND

                   ROBERT A. FRIES, SOLE SHAREHOLDER OF SELLER
                                    ("FRIES)

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                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----

1.       Sale of Assets.................................................1

2.       Assumption of Specific Liabilities.............................7

3.       Purchase Price.................................................8

4.       Closing ......................................................11

5.       Representations and Warranties of the Seller and the
         Stockholder ..................................................12

6.       Representations and Warranties of the Stockholder.............24

7.       Representations and Warranties of Buyer and MTM ..............24

8.       Covenants of the Seller.......................................29

9.       Covenants of Buyer and MTM....................................33

10.      Conditions Precedent to Obligations of Buyer..................34

11.      Conditions Precedent to Obligations of Seller ................37

12.      Registration Rights...........................................38

13.      Indemnities...................................................43

14.      Use Best Efforts to Satisfy Condition Precedents .............46

15.      Determination of Forum in the Event of Litigation.............47

16.      Notices.....................................................  47

17.      Binding Effect; Benefits......................................48

18.      Assignment....................................................48

19.      Confidentiality...............................................48

20.      Brokerage.....................................................49

21.      Governing Law ................................................50

22.      Expenses; Transfer Taxes......................................50

23       Severability .................................................50

24.      Survival .....................................................50

25.      Non-Waivers...................................................51




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26.      Headings......................................................51

27.      Entire Agreement; Modifications...............................51

28.      Counterparts .................................................51






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                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of May 1, 1996, by and among DATA.COM RESULTS, INC. a Connecticut corporation (the "Seller"), ROBERT A. FRIES ("FRIES" or the "Stockholder"), MICROS- TO-MAINFRAMES, INC., a New York corporation ("MTM") and DATA.COM DIRECT, INC., a corporation organized under the laws of the State of New York and a wholly-owned subsidiary of MTM (the "Buyer").

                              Preliminary Statement
                              ---------------------

         Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, certain of the assets, properties and rights of the business conducted by Seller (the "Business"), subject to certain liabilities and obligations of Seller specifically assumed by Buyer in this Agreement. It is the intention of the parties hereto that the aforementioned acquisition be characterized as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

     The Stockholder, who beneficially owns all of the outstanding capital stock of the Seller, desires to facilitate such transaction.

     In consideration of the premises and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, and upon the terms and subject to the conditions set forth in this Agreement, the parties agree as follows:

         1. Sale of Assets.

         1.1 Assets to be Sold. Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase from Seller, at the closing

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referred to in Section 4 below (the "Closing"), all of Seller's assets not listed on Schedule 1.2 hereof (the assets to be purchased hereunder collectively referred to as the "Assets"), by delivery at Closing of such duly executed instruments, in form satisfactory to Buyer's attorneys, sufficient to convey to Buyer good and marketable title, free and clear of all claims, liabilities, obligations, mortgages, liens, security interests, charges or other encumbrances (hereinafter referred to collectively as "Liens"), except as otherwise specifically provided herein. The Assets include, but are not limited to the following assets, properties and rights used by Seller in the operation of the Business,:

         (a) Equipment and Other Personal Property. All of (i) Seller's machinery, equipment, furniture, fixtures, tools, supplies and spare parts, and
(ii) Seller's right, title and interest in and to the leases of equipment, machinery, installations, vehicles and other personal property, including all items of owned and leased equipment and other personal property listed in
Schedule 1.1(a) hereto (the "Personal Property"), which Schedule 1.1(a) comprises, to the extent not listed on Schedule 1.2, all of the Seller's Personal Property;

         (b) Inventories. All inventories of Seller ("Inventory"), wherever located, including without limitation, all raw materials, work in process and finished goods inventory, including all items set forth on Schedule 1.1(b) hereto, which Schedule 1.1(b) comprises, to the extent not listed on Schedule 1.2, all of Seller's Inventory;

         (c) Cash. Cash and checks on hand, on deposit or in transit to bank accounts maintained by Seller (collectively, "Cash Balances"), to the extent not listed on Schedule 1.2. Schedule 1.1(c) comprises, to the extent not listed on
Schedule 1.2, all of Seller's Cash Balances. As at the date of execution of this Agreement, there are Cash Balances on deposit of $201,724.20 and a cash balance reflected on the Seller's books and records of $61,609.09. Schedule 1.1(c)

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comprises, to the extent not listed on Schedule 1.2, all of Seller's cash on hand.

         (d) Real Property Leases. All of the leases of real property where the Seller conducts business ("Real Property Leases"), together with all of Seller's rights in and to the security deposits with respect to these leases, as well as all rights of Seller to utilities and related services at the premises covered by the Real Property Leases (the "Premises"). Schedule 1.1(d) comprises all of Seller's Real Property Leases and sets forth thereon any required consents needed in connection with the assignment thereof. Seller and Buyer shall use their best efforts to procure any required consents of the respective landlords/lessors or sublessors (collectively the "Landlords") as soon as practicable after the date hereof.

         (e) Intellectual Property. All United States and foreign patents, patent applications, patent licenses, trade names, trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how, formulae, and mask works, including without limitation, any and all computer code, derivative work, development documentation, documentation, enhancement, maintenance modification, object code, software source code, and user documentation, which are in any way connected to the Business or operation of the Business, whether or not subject to statutory representation or protection, including, but not limited to, those items described in Schedule 1.1(e) (the "Intellectual Property"), which Schedule 1.1(e) comprises all of Seller's Intellectual Property;

         (f) Other Intangibles. All of the business of Seller, as a going concern, including without limitation, all corporate names used in the Business, as set forth in Schedule 1.1(f) hereof, including without limitation, "DATA.COM RESULTS", "DATA.COM" and all variations thereof, and all other trade or business names and logos heretofore used by Seller in the Business, together with the

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goodwill of the business associated therewith, and any and all rights of Seller in and to any trademarks, service marks and trade names all as set forth on
Schedule 1.1(f) to the extent not listed on Schedule 1.1(e) above.

         (g) Accounts and Notes Receivable. Any and all accounts receivable, trade receivables, notes receivable described in Schedule 1.1(g) (the parties acknowledging that as at Closing, Fries' note to the Company ("Fries Note") shall be in a principal amount of $100,000), other receivables, claims and causes of action of Seller arising out of the operation of the Business to the extent not listed on Schedule 1.2 (for purposes of this Agreement, accounts receivable and trade receivables are hereinafter referred to as "Accounts Receivable");

         (h) Customer Purchase Orders. All of the Seller's customer purchase orders, sales contracts and agreements for the sale of goods and services ("Customer Orders") listed on Schedule 1.1(h), which Schedule 1.1(h) comprises, to the extent not listed on Schedule 1.2, all of Seller's Customer Orders and such other purchase orders, sales contracts and agreements with customers as shall be entered into between the date hereof and the Closing Date, as defined below, in the ordinary course of business and which are, to the extent required hereunder, approved by Buyer;

         (i) Seller Purchase Orders. Only the purchase orders, purchase contracts and purchase agreements for the purchase of goods, materials and services (collectively "Purchase Orders") described in Schedule 1.1(i), which
Schedule 1.1(i) comprises, to the extent not listed on Schedule 1.2, all of Seller's Purchase Orders and such other purchase orders or contracts as shall be entered into between the date hereof and the Closing Date in the ordinary course of business and which are, to the extent required hereunder, approved by Buyer;

         (j) Other Contracts. All of the other agreements, contracts, instruments and commitments of Seller arising out of the operation of, or related to the Business (collectively, the "Contracts") listed on Schedule 1.1(j) and contracts entered into after the date hereof and through the Closing

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Date which shall have been expressly accepted and approved in writing by Buyer prior to the Closing, and all rights of Seller under the Contracts, which
Schedule 1.1(j) comprises (x) all contracts for assets not otherwise listed on a Schedule hereto, (y) contracts for the purchase, rental or other use of assets to be acquired or performed by Seller in connection with the Business and (z) contracts with respect to supply, distribution, agency or other such arrangements. Schedule 1.1(j) also sets forth the third party consents required to transfer the Contracts;

         (k) Permits. All government permits, business licenses, variances, interim permits, permit applications, approvals and other governmental authorizations related to the Business, wherever located (collectively the "Permits") listed on Schedule 1.1(k) hereto, to the extent Seller is allowed to transfer such permits, business licenses and approvals to Buyer. Schedule 1.1(k) comprises all of Seller's permits;

         (l) Prepaid Expenses. The prepaid expenses of Seller, and all prepayments, advances or other deposits, if any, made by customers of the Business arising out of the operation of the Business for products or services to be provided subsequent to the Closing, as set forth on Schedule 1.1(l);

         (m) Information and Records. Available books of account, and accounting, financial and other records of the Seller relating to the Business, including without limitation, any list(s) of the customers (including a separate listing of customers who are extended credit), a list of vendors of the Business, all production records, product files, technical information, laboratory notebooks, confidential information, price lists, marketing information, sales records, tax, historical and financial records, all personnel and labor relations records, and all files and other proprietary information which are related to, or used by Seller in connection with, the Business and the operation of the Business.

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         (n) Insurance Policies. All insurance policies of Seller relating to the Assets or the Business, as set forth on Schedule 1.1(n), all proceeds thereof, and all claims and rights thereunder.

         (o) Miscellaneous Assets. The miscellaneous assets listed on Schedule 1.1(o) hereof.

         1.2 Excluded Assets. Anything to the contrary notwithstanding, any assets and properties listed on Schedule 1.2 to this Agreement (the "Excluded Assets Schedule") are excluded from the Assets, including without limitation:

         (a) Cash Balances on the Closing Date in excess of the difference between the net worth of the Seller as at Closing determined in accordance with generally accepted accounting principles and $100,000. Such determination shall be made jointly immediately prior to Closing by the Buyer's and Seller's respective accountants (based on a review of the information available at such time and not an audit or compilation thereof). If such accountant's cannot agree in good faith upon such number, said accountants shall select a third accountant to determine such number based on its review of such information without conducting an audit or compilation thereof. Such third party's decision shall be binding on the parties hereto. Fries and Buyer shall equally bear the costs attributable to said third accountant, if any.

         (b) Other assets specifically set forth on Schedule 1.2 hereof.

         1.3 Effect of Failure to Obtain Third Party Consents. To the extent that the assignment of any Contract, Real Property Lease, Personal Property lease or license to be assigned to Buyer under this Agreement shall require the consent of a party other than Seller which has not been obtained by the Closing Date and if Buyer shall nevertheless elect to consummate the transactions contemplated by this Agreement, this Agreement shall not constitute an agreement to assign the same if an attempted assignment without that consent would constitute a breach thereof; it being understood by the parties that the election of Buyer to consummate the transactions contemplated by this Agreement

                                        6


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without a particular consent(s) shall not relieve Seller of the obligation to obtain such consent(s).

     2. Assumption of Specific Liabilities.

         2.1 Liabilities Assumed. The Buyer assumes no obligations of Seller except as specifically set forth herein. Buyer agrees to assume and agrees to discharge and perform when due, the following liabilities and obligations of Seller (the "Assumed Liabilities"):

         (a) The accounts payable of Seller listed on Schedule 2.1(a) hereof (the "Liabilities Schedule");

         (b) The Real Property Leases;

         (c) The Personal Property leases;

         (d) The Customer Orders acquired pursuant to Section 1.1(h) hereof;

         (e) The Purchase Orders acquired pursuant to Section 1.1(i) hereof;

         (f) Liabilities and obligations of Seller under the Contracts;

         (g) Seller liabilities reasonably accrued in the ordinary course of business after the date first written above and prior to Closing, but in no event to exceed the amount of Seller's Account Receivables (after allowing for Seller's customary allowance for bad debts) accrued after the date first written above;

         (h) To the extent not otherwise included in this Section 2.1(a), Seller's obligations to IBM Credit Corp. existing at the date of Closing and as reflected on Seller's books and records as of such date; and

         (i) Any other liabilities or obligations of Seller listed on Schedule 2.1(a) hereof.

         2.2 Seller Responsible for Liabilities Not Assumed by Buyer. Seller shall remain responsible for all claims, liabilities and obligations of Seller with respect to the Assets or arising out of or relating to the operation of the Business, or otherwise:

               (a) which are not expressly assumed by Buyer in Section 2.1; or

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               (b) under any Real Property Lease, Contract, lease or license which is assigned by Seller to Buyer if failure to obtain a required consent to the assignment by Seller to Buyer deprives Buyer of the enjoyment of any of Seller's rights thereunder.

         2.3 Seller Responsible for Tax Liabilities. Buyer is not hereby assuming any liability, now or in the future, for any Federal, state or local taxes arising out of the operation of Seller's business prior to the Closing Date or incurred by Seller as a result of the Closing or for wages, salaries, accrued vacation and other employee benefits of Seller's present and former employees. Seller shall be responsible for reporting and payment of all said taxes, including the preparation of Forms W-2 and 1099 in respect of payments to Seller's employees.

         2.4 Seller Responsible for Employee-Related Liabilities. Seller shall remain responsible for all liabilities and obligations to present and former employees of Seller, arising out of or in connection with any pension, retirement or other employee benefit plan (collectively, "Employee Benefit Plans") covering employees of Seller. Seller shall continue to fund the accrued benefits (as of the Closing Date) of all then and former employees of Seller. Buyer assumes no obligation to provide for, maintain or fund benefits or liabilities for benefits accrued under such Employee Benefit Plans covering employees of Seller.

     3. Purchase Price.

         3.1 Base Purchase Price. In consideration for the sale of the Assets by Seller to Buyer, Buyer shall assume the liabilities referred to in Section 2.1 above and Buyer shall deliver to the Seller at the Closing, subject to Section
13.4 hereof, stock certificates issued in the name of Seller (the "Purchase Securities"), representing ownership of an aggregate of eighty-seven thousand (87,000) shares of MTM's common stock, $.001 par value ("MTM Common Stock"), as adjusted to reflect any Recapitalization Event, as defined below occurring after the day first written above and the Closing Date. Recapitalization Event

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means for purposes hereof changes by reason of recapitalization, reclassification, stock split-up, combination or exchange of Common Stock or the like, or by the issuance of dividends payable in Common Stock.

         3.2 INTENTIONALLY OMITTED.

         3.3 Contingent Purchase Price. Seller shall be entitled to receive, as additional consideration for the sale of its Assets, contingent payments ("Contingent Payments") after Closing, determined as follows:

               (i) 5,000 shares of MTM Common Stock, as adjusted for any Recapitalization Event, in the event Buyer's earnings before taxes and depreciation and amortization determined in accordance with generally accepted accounting principles ("EBTDA") commencing on Closing and ending March 31, 1997, determined on an annualized basis, is $500,000 or more and less than $600,000; 15,000 shares of MTM Common Stock, as adjusted for any Recapitalization Event, in the event Buyer's EBTDA commencing on Closing and ending March 31, 1997, determined on an annualized basis, is $600,000 or more and less than $700,000; or 25,000 shares of MTM Common Stock, as adjusted for any Recapitalization Event, in the event Buyer's EBTDA commencing on Closing and ending March 31, 1997, determined on an annualized basis, is $700,000 or more;

              (ii) 10,000 shares of MTM Common Stock, as adjusted for any Recapitalization Event, in the event Buyer's EBTDA for the fiscal year ending March 31, 1998 is $700,000 or more and less than $800,000; 15,000 shares of MTM Common Stock, as adjusted for any Recapitalization Event, in the event Buyer's EBTDA for the fiscal year ending March 31, 1998 is $800,000 or more and less than $850,000; or 25,000 shares of MTM Common Stock, as adjusted for any Recapitalization Event, in the event Buyer's EBTDA for the fiscal year ending March 31, 1998 is $850,000 or more;

                (iii) 10,000 shares of MTM Common Stock, as adjusted for any Recapitalization Event, in the event Buyer's EBTDA for the fiscal year

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         ending March 31, 1999 is $900,000 or more and less than $1,000,000;
         20,000 shares of MTM Common Stock, as adjusted for any Recapitalization Event, in the event Buyer's EBTDA for the fiscal year ending March 31, 1999 is $1,000,000 or more and less than $1,150,000; 30,000 shares of
         MTM Common Stock, as adjusted for any Recapitalization Event, in the event Buyer's EBTDA for the fiscal year ending March 31, 1999 is $1,150,000 or more and less than $1,200,000, or 35,000 shares of MTM Common Stock, as adjusted for any Recapitalization Event, in the event Buyer's EBTDA for the fiscal year ending March 31, 1999 is $1,200,000 or more;

                (iv) An amount equal to the excess of $27,594 and the amount of credits claimed and taken by Seller's customers with respect to accounts receivable set forth on Schedule 3.3(iv) by the first anniversary of the Closing, payable in MTM Common Stock based on the closing price therefor on the exchange on which the MTM Common Stock is traded on the first anniversary of the Closing, rounded up or down to the next whole number; and

                (v) In the event Buyer has recovered any funds from the sale of the inventory listed on Schedule 3.3(v) hereof ("Written-Off Inventory") during the period beginning April 1, 1996 and ending on the first anniversary of the Closing, an amount, determined individually with respect to each item of Written-Off Inventory, equal to the net amount received upon the sale of such item of Written-Off Inventory, but not in excess of the amount set forth on Schedule 3.3(v) after the item (the "Recoverable Amount"), payable within thirty (30) days after the first anniversary by the delivery of MTM Common Stock valued at the closing price therefor on the exchange on which the MTM Common Stock is traded on the first anniversary of the Closing, rounded up or down to the next whole number, or if notice is received by Buyer from Seller prior to the first anniversary of the Closing that such amount should be applied against the principal amount of the Fries Note as of the Closing Date or that a portion of the amount owing be paid in MTM

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         Common Stock and the remainder being applied against the principal amount of the Fries Note, the amount shall be paid as directed by Seller in such notice.

Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge that (X) corporate overhead (including, but not limited to, (i) compensation payable to MTM's corporate officers and support staff, but excluding compensation and benefits payable to MTM's directors and executive officers required to be named in MTM's Summary Compensation Table included as part of its Annual Report on Form 10-K, (ii) legal and accounting fees not attributable to any specific division or subsidiary of MTM, and (iii) corporate office expenses) shall be allocated among MTM and its subsidiaries based on the gross revenues attributable to each, and shall be an item of deduction in computing EBTDA, (Y) earnings shall be computed without giving effect to extraordinary items of income and expense determined in accordance with generally accepted accounting principles and (Z) earnings with respect to Written-Off Inventory shall only be included to the extent the amount of net proceeds received exceeds the Recoverable Amount. Subject to the preceding sentence, EBTDA shall be determined by MTM's chief financial officer in accordance with the Buyer's customary and normal accounting procedures within ninety (90) days after the end of the applicable measuring period, and any additional stock issuance shall be made within thirty (30) days thereafter.

         3.4 Shares. For purposes of this Agreement, the term Shares, other than where the context otherwise would require, means the sum of the Purchase Securities, the shares of MTM Common Stock received upon any adjustment pursuant to Section 3.2 above or Contingent Payments pursuant to Section 3.3 above, all of which Shares shall be validly issued, fully paid and non-assessable.

    4. Closing.

         4.1 Time and Place of Closing; Deliveries. The Closing of the transactions contemplated by this Agreement shall take place at the offices of SNOW BECKER KRAUSS P.C., 605 Third Avenue, 25th floor, New York, New York, on

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May 3, 1996 at 11:00 A.M. or at such other date, place and time mutually acceptable to Buyer and Seller. The Closing and all schedules set forth herein, except for tax purposes, shall be deemed as at the end of business on April 30, 1996. At Closing:

         (a) Seller will deliver to Buyer:

                (i) duly executed instruments in form satisfactory to Buyer's attorneys, conveying or transferring to Buyer good and marketable title to the Assets, free and clear of all Liens, other than the Assumed Liabilities;

                (ii) all documents and instruments required to be delivered hereunder which have not been previously furnished; and

                (iii) all lists and schedules to be delivered at Closing as herein provided.

         (b) Buyer will pay to Seller the Purchase Price as provided in Section
3.1 and deliver to Seller a duly executed instrument in form satisfactory to Seller's counsel effecting its assumption of the Assumed Liabilities and evidence of Fries' release from his guarantee of Seller debt as reflected on
Schedule 4.1(b) (the "Guarantees").

          4.2 Assets Not Capable of Physical Delivery. With respect to the Assets asterisked on any Schedule that cannot be physically delivered to Buyer because they are in the possession of third parties, or otherwise, Seller shall give irrevocable instructions to the party in possession of such Assets, with copies to Buyer, that all right, title and interest in such Assets have been vested in Buyer, and that the same are to be held for Buyer's exclusive use and benefit.

         4.3 Title. Title and risk of loss with respect to the Assets and Buyer's right to operate and control the Business will pass from Seller to Buyer as of the Closing.

     5. Representations and Warranties of Seller and the Stockholder. Seller and the Stockholder, jointly and severally, represent and warrant to Buyer as follows:

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         5.1 Organization Standing and Corporate Power. Seller is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation; has full corporate power and authority to carry on its business, and to own or lease its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated, and to enter into this Agreement, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement. Schedule 5.1 sets forth all the jurisdictions in which the Seller does business. Seller is not qualified or licensed to do business as a foreign corporation in any jurisdiction other than Connecticut. No proceedings for the bankruptcy or insolvency of Seller are pending or, to the best of their knowledge, are contemplated.

         5.2 Ownership. The authorized, issued and outstanding capital stock of Seller is set forth on Schedule 5.2. Except as set forth in Schedule 5.2, all of the issued and outstanding shares of Seller are owned by the Stockholder, free and clear of all Liens, and no third person holds any proxy or similar right with respect thereto. Except as set forth on Schedule 5.2, Seller has no subsidiaries and does not own, directly or indirectly, shares or other securities in any other corporation, or any interest in any partnership, joint venture or other business entity.

         5.3 Authorization and Binding Effect; No Governmental Consents Required. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement, as well as the performance of its obligations under this Agreement, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. No consent, approval, or authorization of, notice to, or declaration, filing or registration with, any governmental body is required in

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connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated by this Agreement.

         5.4 Financial Statements; No Undisclosed Liabilities; and Absence of Changes. (a) The audited balance sheets of Seller as at December 31, 1995 and the unaudited balance sheets of Seller at December 31, 1994 and 1993, and the applicable audited and unaudited statements of income and retained earnings, and statements of cash flows of Seller for the periods then ended, and the adjusted statements of operations for such periods and the related notes thereto annexed hereto as Schedule 5.4 (collectively, the "Financial Statements"), present fairly the financial position, results of operations and retained earnings, adjusted results of operations and cash flows of Seller, as at such dates and for such periods.

         (b) Except as set forth on the Financial Statements, as of December 31, 1995 (the "Cut-Off Date"), (A) Seller did not have any claims, liabilities or obligations of any material nature, known or unknown, fixed or contingent, matured or unmatured, liquidated or unliquidated, which were not shown or otherwise provided for in the Financial Statements or included in the Assumed Liabilities and (B) all reserves (if any) established by Seller and set forth in the Financial Statements are adequate, appropriate and reasonable and there are no loss contingencies (as such term is used in Statement of Financial Accounting Standard No. 5, of the Financial Accounting Standards Board) which are not adequately provided for in the Financial Statements.

         (c) Except as described in Schedule 5.4, since the Cut-Off Date there has been no:

                (i) Material and adverse change in the business, properties, assets or liabilities, operations, condition (financial or otherwise) or prospects of Seller, nor has any event occurred or been threatened, which may reasonably be expected to have a material and adverse effect on the Assets or the Business;

                (ii) Sale, transfer or other disposition of any assets owned or used by Seller in the operation of the Business (whether or not capitalized or

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expensed for tax or financial statement purposes), except of inventory in the ordinary course of business;

                (iii) Cancellation or notice of cancellation, or surrender of any policy of insurance (which has not been cured by payment of premium, procurement of an equivalent policy, or otherwise) relating to or affecting the Assets or the Business;

                (iv) Waiver of any right of material value or any cancellation of any indebtedness due to Seller which may have an adverse effect on the Assets or the Business;

                (v) Claim, obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due, matured or unmatured, liquidated or unliquidated) incurred by Seller other than claims, obligations or liabilities (X) incurred in the ordinary course of business and consistent with past practice or (Y) not in excess of $2,500 in the aggregate;

                (vi) Payment, discharge or satisfaction of any claim, lien, obligation, encumbrance or liability by Seller (whether absolute, accrued, contingent or otherwise and whether due or to become due, matured or unmatured, liquidated or unliquidated), other than claims, liens, encumbrances or liabilities (A) which are reflected or reserved against in the Financial Statements or (B) which were incurred and paid, discharged or satisfied since such date, in the ordinary course of business and consistent with past practice;

                (vii) Material default by Seller on any claim, liability or obligation;

                (viii) Except as set forth in Schedule 3.3(v), write-down of the value of any inventory of Seller, or write-off as uncollectible of any notes or Accounts Receivable or any portion thereof of Seller in excess of the amount reserved therefor on the Seller's books and records;

                (ix) Prepayments, advances or other deposits, made by customers of the Business with respect to products or services contracted for but not provided as of the Closing Date or any other unearned income;

                (x) Damage, destruction or loss of physical property (whether or not covered by insurance) which may have a material and adverse effect on the Assets or Business;

                (xi) Dividend declared, paid or set aside for payment or other distribution on Seller's capital stock in the event the Seller's net worth at Closing (exclusive of any Notes, as defined below) is less than $100,000;

                (xii) Increase in the compensation of any of the Seller's officers or employees, or loans made by Seller to any of its stockholders, directors, officers or employees;

                (xiii) Transaction not in the ordinary course of business; or

                (xiv) Agreement or commitment, whether or not in writing, to do any of the aforementioned.

         (d) At Closing, its Net Worth, as determined pursuant to Section 13.4 hereof, shall not have a greater deficit than ($203,106).

         5.5 No Violation or Breach. The execution and delivery of this Agreement, and the fulfillment of the terms and conditions herein set forth and the consummation of the transactions herein contemplated, will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Seller, as in effect on the date hereof; or (ii) violate, result in a breach of, conflict with, or (with or without notice or the lapse of time or both) entitle any party to terminate, cancel, accelerate or call a default under the terms, conditions or provisions of any agreement, contract, instrument, lease, license, note, bond, mortgage, indenture or other obligation to which Seller is a party or by which it or any of the Assets may be bound, or (iii) violate, result in a breach of, or conflict with any statute, rule, regulation, order, judgment or decree applicable to Seller or any of the Assets. Except as set forth on
Schedule 5.5, no consent of any party to any agreement, contract, instrument, lease, license, note, bond, mortgage, indenture or other obligation to which

Seller is a party, or by which it or any of the Assets is subject, is required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         5.6 Inventories. Schedule 1.1(b) contains a true and complete list of all the inventories owned by Seller at the date first written above showing the location of and Seller's standard carrying value of each item. Inventories are carried on the books of Seller at the lower of cost or market value, in accordance with generally accepted accounting principles applied on a consistent basis. Such inventories consist of items of a quality and quantity which are reasonably usable or saleable in the ordinary course of Seller's business as of the date hereof, except for items (x) in excessive quantity, (y) which are obsolete or (z) which are below standard quality, each of which is identified as such on Schedule 1.1(b), and all of which have been written-off or written down to realizable market value or with respect to which adequate reserves have been provided therefor. Since the date first written above, the inventories of Seller have been maintained at a level consistent with the operation of the business of Seller in its normal course, and no change has occurred in such inventories which materially and adversely affects or will materially and adversely affect their usability or saleability. Orders for inventory items have not been given for amounts materially in excess of the amounts necessary to maintain the inventories of Seller at normal levels based upon past practice.

         5.7 Accounts Receivable. The Accounts Receivable of the Seller reflected in the Financial Statements as at December 31, 1995, and the Accounts Receivable created by the Seller since such date are valid, bona-fide subsisting claims for the aggregate amounts thereof reflected in the Financial Statements as at December 31, 1995 net of the reserves or allowances for doubtful receivables reflected in such Financial Statement or thereafter in the Seller's books and records uniformly maintained in accordance with the financial statements, accounted for in accordance with GAAP, and the Seller knows of no reason as of the Closing Date that would make such Accounts Receivable, taken as a whole, not collectible, except as Section 3.3(iv) may be applicable.

         5.8 Leases. Schedules 1.1(c) and (d) sets forth a true and complete list of all Real Property Leases and Personal Property leases (collectively the "Leases") to which Seller is a party. Seller enjoys peaceful and undisturbed possession under all such leases. True and correct copies of the Leases have heretofore been furnished to Buyer. No notice of default or claim under any Lease, or to the best of Seller's and Stockholder's knowledge, no indication of any default or claim has occurred or desire not to renew any Lease, has been received by Seller, and Seller has performed in all material respects, all obligations required to be performed by it to date under the Leases.

         5.9 Contracts. Schedule 5.9 contains a true and complete list and description of all contracts, agreements, instruments, commitments, understandings and arrangements to which Seller is a party or by which it or its properties or assets were bound, as at the date hereof (other than contracts, agreements, instruments and commitments set forth on any other Schedule to this Agreement) and the terms thereof, including without limitation, contracts, agreements, instruments, commitments, understandings and arrangements relating to:

                (i) the acquisition of services, materials, equipment, inventory, supplies or other personal property involving more than $2,500 over the remaining term, not terminable within thirty days or less without obligation on the part of Seller;

                (ii) the sale of products or services;

                (iii) the lease of real or personal property as lessor or lessee or sublessor or sublessee;

                (iv) distribution, dealer, agency, or financing agreements or arrangements (including without limitation, letters of credit) not terminable within thirty days or less without obligation on the part of Seller;

                (v) employment agreements not terminable within thirty days or less;

                (vi) the sale of personal property (other than in the ordinary course of business);

                (vii) purchase of inventory on consignment;

                (viii) non-competition, confidential information or similar agreements; or

                (ix) other contracts, agreements, commitments or understandings which materially affect the business, properties or assets of Seller or which were entered into other than in the ordinary and usual course of business.

         5.10 Tangible Property. Schedule 1.1(a) sets forth a true and complete list of all the tangible property of Seller, including a description of each item, whether it is owned or leased, the location and serial number, if any, the gross book value of each item, and to the extent available, accumulated depreciation, if any, with respect thereto (except to the extent such information is provided on other Schedules to this Agreement). Each item of Personal Property is in good working condition and repair, ordinary wear and tear excepted, none of such items has any material defects or is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs which are not material in nature or cost, and all of the items listed are adequate for the uses to which they are being put.

         5.11 Accounts Payable. Schedule 2.1(a) to this Agreement sets forth a true, correct and complete list of all accounts payable of Seller at the date first written above, including amounts payable to trade creditors (the "Trade Creditors") and other short-term liabilities commonly identified as accounts payable, which are, to the best of their knowledge, bona fide, valid and binding obligations of Seller incurred in the ordinary course of business on an arms-length basis. Schedule 2.1(a) indicates the dates upon which payment to each of the items listed therein is due.

         5.12 Binding Nature of Contracts; No Breach. Each of the agreements, contracts, instruments, leases and licenses listed on any Schedule hereto is in full force and effect and is the legal, valid and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms. Seller has not given or received notice of, and they do not know that there exists, any material default or event of default under any such agreement, contract, instrument, lease or license, or any event or condition which with or without notice or lapse of time or both would constitute an event of default under any such agreement, contract, instrument, lease or license by Seller or by any other party thereto. Each supply, distribution, agency or other arrangement or understanding of Seller listed on Schedule 1.1(j) is a valid and continuing arrangement or understanding. Neither Seller nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding.

         5.13 Title to Assets; Liens. Seller has good and marketable title to all the Assets (except real and other properties and assets held pursuant to leases or licenses described in the Schedules to this Agreement), free and clear of all Liens, except the Assumed Liabilities and such other Liens as are specified in such Schedules and are to be removed at or before the Closing. Following the Closing, Buyer will have good and marketable title to all the Assets (except real and other properties and assets held pursuant to leases or licenses described in the Schedules to this Agreement), free and clear of all Liens, except the Assumed Liabilities and such other Liens as are specified in such Schedules. The Assets constitute all properties and assets which are necessary to operate the Business as presently conducted.

         5.14 Litigation. Except as set forth in Schedule 5.14 to this Agreement, there are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending, or to their knowledge threatened, against, involving or affecting Seller, the Assets or the Business, or which relates to any product alleged to have been assembled, produced, distributed or sold by Seller and alleged to have been defective or improperly designed, assembled or produced, and they do not have knowledge of any state of facts or of the occurrence of any event which is likely to form the basis of any thereof. There are no outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting Seller, the Assets or the Business.

         5.15 Taxes. Seller is an S corporation for Federal income tax purposes and a regular corporation for Connecticut income tax purposes, and Seller and the Stockholder will maintain the status of Seller as an S corporation for Federal income tax purposes until the Closing. Seller has filed with appropriate Federal, state and local authorities (or has obtained appropriate extensions of the time to file) all tax returns required by law, regulation, or otherwise to be filed by it for all taxable periods ending on or prior to the date hereof, for which returns have become due. Seller or the Stockholders have paid or made adequate provision for the payment of all taxes, penalties and interest which have or may become due for or during all taxable periods ending on or prior to the date hereof. Seller has not executed or filed with any taxing authority any agreement which is still in effect extending the period for assessment or collection or any income or other taxes for which it may be directly or indirectly liable. Seller is not a party to any pending action, proceeding or audit by any governmental authority for assessment or collection of taxes for which it may be directly or indirectly liable, and no claim for assessment or collection of taxes for which it may be directly or indirectly liable has been asserted or threatened against it. Schedule 5.15 sets forth the jurisdictions in which Seller pays sales and use taxes. Seller has not made any payments and is not required to pay sales and use taxes in any other jurisdiction and it has not received any claim or notice, and neither Seller nor the Stockholder have any knowledge that Seller has not paid all required sales and use taxes.

         5.16 Permits. All of the governmental permits, business licenses and approvals held by Seller, listed on Schedule 1.1(k), are in full force and effect as of the date hereof and constitute all of the governmental permits, business licenses and approvals required for the conduct of the Business. No violations are or have been recorded in respect of any such existing permits, business licenses or approvals and remain uncorrected as of the date hereof, no proceeding is pending or threatened looking toward the revocation or limitation of any such existing permits, business licenses or approvals, and there are no violations of any laws, rules, regulations, orders or ordinances applicable to the business conducted by Seller with respect to the Assets or the assets and properties used in the operation of that business (including reporting requirement of any Federal or state agency) which would materially and adversely affect the Assets or the Business.

         5.17 Compliance with Law. Seller has conducted the Business in compliance with all applicable Federal, state and local laws, rules, regulations and orders (collectively, "Laws"), including without limitation, all Laws relating to the disposal of toxic or hazardous substances and occupational health and safety standards. For purposes of this Section 5.17, the non-compliance with any Law or Laws (other than willful non-compliances therewith) which individually or in the aggregate would result in a loss in value of $7,500 or less to the Buyer shall not be deemed a breach of this representation.

         5.18 Employees. Schedule 5.18 sets forth the names of all employees of Seller, their date of hire, current compensation, amount and date of last increase, the amount and date of bonuses paid within the last twelve months and other benefits to which they are entitled. Except as set forth on Schedule 5.18, since the Cut-Off Date, Seller has not granted nor has it become obligated to grant any increases in the wages or salary or paid or become obligated to pay any bonus or made or become obligated to make any similar payment to, or granted any benefit, promotion or change in working conditions to or on behalf of, any employee listed on Schedule 5.18 (each, an "Employee"). Seller has not directly or indirectly paid or become obligated to pay any severance or termination pay to any Employee or any other person. Except as set forth on Schedule 5.18, Seller does not have in effect with any Employee or other person an employment contract or other arrangement relating to the length or terms and conditions of such Employee's or other person's employment, and other commitments imposed by applicable law. Further, except as set forth on Schedule 5.18, Seller does not have in effect any agreements, commitments, arrangements, policies or practices relating to bonuses, vacations, vacation pay, pensions, profit sharing, retirement, stock options, stock purchases, employee expense reimbursements, employee discounts or other benefits affecting any of its employees. Except as set forth on Schedule 5.18, Seller does not maintain any "employee pension benefit plan" as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and none of Seller's employees are participants in a "multi-employer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA. Seller is not a party to any collective bargaining agreement with any union representing its employees, and there are no strikes, union representation contests, National Labor Relations Board proceedings or any labor disputes, litigation or proceedings of any kind pending, or to their knowledge, threatened against Seller.

         5.19 All Documentation has Been Furnished or Made Available to Buyer. Seller has previously furnished to, or made available for inspection by, Buyer and its representatives, true and complete copies of all contracts, agreements, instruments, commitments, licenses and leases referred to in this Agreement or the Schedules hereto. No material documents relating to the business of Seller, the Assets or the Assumed Liabilities have been removed, destroyed or withheld from inspection by Buyer.

         5.20 Full Disclosure. No representation or warranty made by Seller in this Agreement or in writing pursuant to this Agreement, including without limitation, the Schedules or any other documents, certificates or written statements, delivered or to be delivered to Seller in connection herewith, contains, or will contain, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein and therein not misleading, and all copies of the documents delivered hereunder are true and complete copies. There is no fact known to Seller which materially and adversely affects or may (so far as Seller can now foresee) materially and adversely affect the business, operations or condition (financial or otherwise) of Seller, which has not been set forth in this Agreement or in the Schedules, or the other documents, certificates and statements furnished to Buyer by or on behalf of Seller prior to or on the date hereof in connection with the transactions contemplated hereby.

     6. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Buyer as follows:

         6.1 Binding Obligation. This Agreement constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms.

         6.2 No Violation. The execution and delivery of this Agreement, the performance of his obligations hereunder, and the consummation of the transactions contemplated by this Agreement will not (a) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which he is a party or by which his property is bound or (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental body applicable to him.

     7. Representations and Warranties of Buyer and MTM. Buyer and MTM jointly and severally represents and warrants to Seller as follows:

         7.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

         7.2 Corporate Power. Buyer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement.

         7.3 Authorization; Binding Effect. The execution and delivery by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated by this Agreement and the performance by Buyer of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

         7.4 Capitalization. (a) The authorized capital stock of the Buyer consists of 10,000,000 shares of Common Stock, $.001 par value and 1,400,000 shares of Preferred Stock, par value $.001 (the "Preferred Stock"), of which 1,400,000 shares of the Preferred Stock are designated "Convertible Preferred Stock, Series A" (the "Series A Stock"). As of the date hereof, the issued and outstanding capital stock of the Company consists of (i) 3,363,374 shares of Common Stock, (ii) 225,000 shares of Common Stock reserved for issuance upon exercise of all options granted under the Buyer's stock option plans, (iii) 1,400,000 shares of Common Stock reserved for issuance upon conversion of the Series A Stock, and (iv) 1,400,000 shares of Series A Stock. All such shares of the Company are duly authorized, those shares described in clauses (i) and (iv) above are validly issued, fully paid and non-assessable, and those shares described in clauses (ii) and (iii) above, when so issued, will be validly issued, fully paid and non-assessable.

         (b) Except as set forth in Section 7.4(a) and Schedule 7.4, the Buyer does not have outstanding any capital stock or securities convertible into or exchangeable for any shares of capital stock, and there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Buyer is a party or otherwise obligating the Buyer to issue or sell, entitling any person to acquire from the Buyer, and the Buyer is not a party to any agreement, arrangement or commitment obligating it to repurchase, redeem or otherwise acquire, any shares of its capital stock or securities convertible into or exchangeable for any of its capital stock.

         (c) Except as contemplated by this Agreement or as set forth on
Schedule 7.4 hereof, the Buyer has not granted any registration rights with respect to any shares of its capital stock to any third party.

         7.5 Subsidiaries. Schedule 7.5 hereto sets forth a list of all subsidiaries of the Buyer (the "Subsidiaries"), showing, as to each such Subsidiary, the jurisdiction of its organization, the number of shares or other equity or ownership interests of each class of its capital stock authorized and the amount of each class outstanding, and the percentage of the outstanding shares or other equity or ownership interests of each such class owned, directly or indirectly, by the Buyer. On the date hereof, except as and to the extent set forth in Schedule 7.5, (i) all the outstanding stock or other equity or ownership interest of each Subsidiary, owned directly or indirectly by the Buyer as shown on Schedule 7.5, is owned free and clear of all liens and encumbrances and is duly authorized, validly issued, fully paid and non-assessable, and (ii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary is a party or otherwise obligating any Subsidiary to issue or sell, or entitling any person to acquire from any Subsidiary, and no Subsidiary is a party or otherwise obligating any Subsidiary to issue or sell, or entitling any person to acquire from any Subsidiary, and no Subsidiary is a party to any agreement, arrangement or commitment obligating it to repurchase, redeem or otherwise acquire, any shares of the capital stock or any securities convertible into or exchangeable for the capital stock of any such Subsidiary.

         7.6 Authority to Conduct Business. The Buyer and the Subsidiaries have all requisite corporate power and authority necessary or advisable to own or hold their respective properties and conduct their respective businesses and hold all material licenses, permits and other required authorizations and approvals from governmental authorities and have made all material registrations and given all notifications required under federal, state or local law that are necessary or advisable for the conduct of their respective businesses.

         7.7 No Violation. The execution, delivery and performance of this Agreement (including the issuance and delivery of the Shares) will not (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien or encumbrance on or against any of the properties of the Buyer or any of its Subsidiaries pursuant to any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (ii) violate any statute, law, rule, regulation, writ, injunction, judgement, order or decree of any governmental authority, binding on the Buyer or any of its Subsidiaries or any of their properties or assets, or (iii) result in or give rise (whether upon demand by the holder of any such securities or by the terms of any such security) to the issuance of any additional capital stock of the Buyer or accelerate or alter the conversion rights of any holder of any securities exercisable into or convertible for shares of capital stock of the Buyer other than as set forth on Schedule 7.7 hereto.

         7.8 Litigation. Other than as set forth in the Company's Form 10-K dated March 31,1995, the 8-K's or 10-Q's filed subsequent thereto and as set forth in Schedule 7.8, there is no pending or threatened legal or governmental claim, action or proceedings against or relating to the Buyer which could, individually or in the aggregate, have a material adverse effect on the Buyer.

         7.9 Full Disclosure. With respect to the Buyer or any Subsidiary, this Agreement (including the schedules hereto and all materials incorporated by reference herein), are true and correct and do not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

         7.10 SEC Filings. (a) The Buyer has made available to the Seller for inspection a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by MTM with the SEC since April 1, 1994 and prior to the date of this Agreement (the "SEC Documents"), which are all the documents (other than preliminary material) that MTM was required to file with the SEC since such date. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained as of the date of its filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

         (b) The financial statements of the Buyer included in the SEC Documents (including the information contained in the notes to the financial statements) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto and were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated on the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC). The consolidated financial statements fairly present, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be material), the consolidated financial position of the Buyer and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Buyer and its consolidated Subsidiaries for the periods presented therein.

         7.13 Conduct of Business. Since January 1, 1996, (i) except as set forth on Schedule 7.13 hereof, the Buyer and its Subsidiaries have conducted their respective businesses, operations and affairs in the ordinary course of business consistent with past practice; and (ii) there have not been changes, conditions or events that, in the aggregate, have had or could reasonably be expected to have a material adverse effect.

     8. Covenants of Seller.

         8.1 Third Party Consents. Seller will obtain and deliver to Buyer all written consents of third parties as specified on the Schedules in connection with the transfer or conveyance of the Assets and to enable Buyer to obtain the benefits intended to be conferred by this Agreement.

         8.2 Interview and Hire Employees. Buyer shall have the right to interview and hire the employees of Seller listed on Schedule 8.2.

         8.3 Access. Seller will allow Buyer and its representatives full access to the books, records and properties of Seller and furnish such information concerning Seller as Buyer may request from time to time.

         8.4 Notice of Events or Changes. Seller shall promptly notify Buyer of any event, occurrence or transaction which would have been required to have been disclosed on any Schedule to this Agreement, had such event, occurrence or transaction existed on the Effective Date, including, without limitation, any actions, claims, or legal, administrative or arbitration proceedings, or investigations, threatened or commenced, which, if pending on the Effective

Date, would have been required to be described in any Schedule hereto, or which otherwise relate to or affect the Business or Assets in any material respect. Seller shall use its best efforts to defend against any such actions, claims, proceedings or investigations.

         8.5 Compliance with Sales and Use Tax Laws. Seller has complied with the provisions of the sales and use tax law in each state where it is required to collect such taxes. Seller hereby agrees to indemnify and hold Buyer harmless from and against any and all costs, losses, damages, liabilities, claims and expenses which may be asserted by third parties against Buyer arising out of or resulting from the failure of Seller to comply with any such law or laws, in the manner described in Section 13.1.

         8.6 Conduct of Business Until Closing. Seller agrees that until the Closing Date, unless it has received the prior written consent of Buyer, it will:

                (a) Operate its business only in the usual, regular and ordinary course consistent with reasonable business practice;

                (b) Use all reasonable efforts as to events within Seller's control to prevent the occurrence of any change or event which would prevent any of the representations and warranties of Seller contained herein from being true at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date;

                (c) Use its best efforts to preserve its present relationship with suppliers, customers and others having business dealings with it;

                (d) Pay and discharge all costs and expenses of carrying on its business consistent with past business practices;

                (e) Neither enter into any Customer Order or Purchase Order in excess of $100,000 nor enter or make any contract or commitment and render no bid or quotation, written or oral, except in the ordinary course of business consistent with past practice;

                (f) Create or suffer no Lien upon any of the Assets (other than Liens set forth in the Schedules);

                (g) Not acquire or dispose of any assets or enter into any transaction, except in the ordinary course of business consistent with past practice;

                (h) Maintain books, accounts and records in the usual, regular, true and ordinary manner;

                (i) Incur no obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice;

                (j) Not cancel or compromise any material debt or claim, other than in the ordinary course of business consistent with past practice;

                (k) Not waive or release any rights of material value with respect to the Assets, except in the ordinary course of business consistent with past practice;

                (l) Not modify or change in any material respect or terminate any existing license, lease, Contract or other document required to be listed on the Schedules to this Agreement other than in the ordinary course of business consistent with past practice, except that Seller shall be permitted to modify or change existing licenses, leases, Contracts and other documents to obtain the consents referred in any Schedule hereto if Buyer consents to such modification or change;

                (m) Make no loans or extensions of credit, except to trade purchasers in the ordinary course of business consistent with past practice;

                (n) Not increase the compensation (including wages and benefits described in Schedule 5.18) of any Employee or make any representation or commitment to do so;

                (o) Maintain its properties, machinery and equipment in their present condition and repair, normal wear and tear excepted; and

                (p) Continue all policies of insurance in full force and effect up to and including the Closing Date.

         8.7 Update Schedules. From the date of this Agreement to the Closing Date, Seller will update by amendments or supplements each of the Schedules and any other written disclosure in writing from Seller to reflect any change in the information set forth in said Schedules or other disclosure. Seller hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete in all material respects as of the date or dates thereof.

         8.8 No Solicitation of Competing Offers. Prior to the Closing Date, Seller will not, directly or indirectly, seek, solicit, initiate or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of Seller) or enter into any discussions or negotiations with any person or group regarding any Acquisition Proposal (as defined below). Seller will notify Buyer promptly by telephone, and thereafter confirm in writing, if any Acquisition Proposal is received by Seller. As used in this Agreement, "Acquisition Proposal" shall mean any proposal received by Seller prior to the Closing Date for a merger or other business combination involving Seller or relating to the disposition of any of the Assets except for dispositions of Assets for not less than fair market value which are made in the ordinary course of business and are consistent with past practice and with this Agreement.

         8.9. Further Assurances. Without further consideration, Seller will, at any time, execute and deliver such further instruments of conveyance and transfer and take such other action as Buyer may request to transfer more effectively to Buyer the Assets.

         8.10 Pledge and Escrow Agreement. Seller, Buyer, and the Stockholder shall enter into the Pledge and Security Agreement in the form attached hereto as Exhibit 8.10.

         8.11 Limitation of Transfers of Shares. Except for transfers to Seller's sole stockholder, any transfers to not more than nine (9) employees of Seller not exceeding 8,000 Shares in the aggregate, and any transfers to Principals (as defined below) and Immediate Family Members (as defined below), provided such transferees acknowledge and agree that they are assuming such shares subject to this Section 8.11 and the Pledge and Escrow Agreement, Seller shall not sell, assign, convey, pledge, or otherwise transfer title, ownership or possession, legal or equitable, of or in, the Shares, for a period of two (2) years following the Closing Date. Furthermore, in all events, all sales or other transfers of the Shares must be made in compliance with applicable federal and state securities laws, rules and regulations. The Shares will bear a legend setting forth this transfer restriction as well as the restriction set forth in the Pledge and Security Agreement. For purposes of this Section 8.11, "Principal" shall mean Fries and any Immediate Family Members of Fries who become shareholders of Buyer hereafter, Seller, and Buyer. For purposes of this
Section 8.11, "Immediate Family Member" shall mean any spouse, lineal descendant of such individual, any trust primarily for the benefit of the individual or such individual's Immediate Family Member, or any corporation in which all the shares are owned by any of the individuals or entities described in this sentence. Notwithstanding the above, the above restriction shall lapse upon the happening of both (a) registration under the Securities Act of 1933, as amended and (b) the receipt of MTM's permission to sell same.

     9. Covenants of Buyer, and with respect to 9.5, 9.6 and 9.7, MTM and Buyer.

         9.1 Access. Following the Closing and until such time as the Assumed Liabilities have been paid and discharged, Buyer will allow Seller and its representatives full access to the books, records and properties of Seller and furnish such information concerning Buyer as Seller may reasonably request from time to time to ascertain whether Buyer has paid and discharged the Assumed Liabilities. Thereafter, Buyer will allow Seller and its representatives such access to the books and records of Seller and furnish such information concerning Buyer as Seller may reasonably require for tax purposes and to defend any action brought against Seller or its officers and directors.

         9.2 Employment Agreement. Buyer will retain the services of FRIES and the persons set forth in Schedule 9.2 as employees pursuant to the terms of employment agreements substantially in the form set forth herein as Exhibit 9.2 ("Employment Agreement").

         9.3 Pledge and Escrow Agreement. Seller, Buyer, and the Stockholder shall enter into the Pledge and Security Agreement in the form attached hereto as Exhibit 8.10.

         9.4 IBM Indebtedness. Following Closing, Buyer shall pay in full Seller's debt to IBM Credit Corp. existing and as reflected on the books and records of Seller at Closing ("IBM Indebtedness").

         9.5 Transfer of MTM Common Stock to Buyer. MTM shall transfer to Buyer a number of shares of MTM Common Stock equal to the number of Shares by the time Buyer is required to transfer shares of MTM Common Stock hereunder, and if required, an amount of cash to pay the IBM indebtedness referred to in Section 9.4.

         9.6 Conduct of Business after Closing. Buyer and Seller share a common vision with respect to the Business. Notwithstanding the above, the parties acknowledge that the amount of financial and personnel commitment which MTM shall make to Buyer is completely subject to the discretion of MTM's Board of Directors.

         9.7 Director. Fries shall have the right to nominate a director to be included in the management slate of nominees to the Board of MTM and Buyer at the next annual meeting of Shareholders and each annual meeting thereafter which is to take place before the earlier of April 1, 1999 or the date his Employment Agreement, as defined below, is terminated.

     10. Conditions Precedent to Obligations of Buyer. The obligations of
Buyer under this Agreement are subject to the satisfaction at or prior to Closing of each of the following conditions (one or more of which may be waived by Buyer):

         10.1 Representations and Warranties Correct. The representations and warranties made by Seller and the Stockholder in this Agreement or in any writing pursuant to this Agreement, including without limitation, the Schedules or any other documents, certificates or written statements delivered or to be delivered to Buyer in connection with the transactions contemplated by this Agreement, shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were restated and made at and as of the Closing Date, and Seller and the Stockholder shall have furnished Buyer with a certificate to that effect, which in the case of Seller shall be executed by its chief executive officer.

         10.2 Compliance with Obligations. All of the terms, covenants and conditions of this Agreement required to be complied with by Seller at or prior to the Closing, including the obtaining of any required consents to the transfer or assignment of the Assets, shall have been duly complied with and Seller shall have furnished Buyer with a certificate executed by its chief executive officer to that effect and such other evidence of compliance as Buyer may reasonably request.

         10.3 Furnishing of Documents. Seller shall have furnished Buyer with
(i) certificates of the Secretary of State and the Department of Revenue Services of the State of Connecticut dated not more than ten business days prior to the Closing Date, (ii) copies, certified by the Secretary of State of Connecticut as of a date not more than ten business days prior to the Closing Date, of all documents on file in the office of the Department of State relating to Seller, including its Certificate of Incorporation and all amendments thereto; (iii) copies, certified by the Secretary of Seller as of the Closing Date, of the By-laws of Seller at the Closing Date, and of resolutions duly adopted by the Board of Directors of Seller and all of its stockholders, approving and authorizing the sale of the Assets on the terms hereof; and (iv) counterpart originals or certified or other copies of all of the documents, certificates, schedules and other instruments required to be furnished to Buyer by Seller or requested by Buyer or its counsel, pursuant to or consistent with the terms of this Agreement.

         10.4 No Action or Litigation. There shall be no order of any court or governmental body restraining or prohibiting the transactions contemplated by this Agreement, nor shall any litigation or other proceeding be pending or threatened against Seller or Buyer seeking to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement or to obtain substantial damages in respect thereof.

         10.5 Third Party Consents. Except as otherwise indicated on any Schedule to this Agreement, Seller shall have obtained, at or prior to the Closing Date, all consents required for the consummation of the transactions contemplated by this Agreement without the imposition of conditions unacceptable to Buyer.

         10.6 Change of Corporate Name. Seller shall have amended its Certificate of Incorporation so as to change its corporate name to a name reasonably acceptable to Buyer.

         10.7 Fries Note. The Fries Note shall have a principal balance remaining of not less that $100,000, shall have a term of four (4) years from Closing, bear interest at the Federal Mid-Term Rate (as defined in Section 1274(d)(4) of the Internal Revenue Code of 1986, as amended), in effect at Closing compounded annually, with equal monthly payments commencing on the last day of the month in which the third anniversary of the Closing occurs. If Fries shall voluntarily leave the employ of MTM or Buyer at a time when Buyer or MTM is not in breach of Fries' Employment Agreement or Fries shall be terminated by MTM or the Buyer for cause, such Note shall become immediately due and payable.

         10.8 Employees. The employees of Seller designated as key personnel on
Schedule 10.8 hereof shall have demonstrated to the satisfaction of Buyer their intention to become employees or independent contractors to Buyer on terms proposed by Buyer, and the Employment Agreements shall be executed by the respective parties, subject to the consummation of this Agreement.

         10.9 Opinion of Counsel. Buyer shall have received an opinion from Seller's counsel substantially in the form attached hereto as Exhibit 10.9.

         10.10 Pledge and Escrow Agreement. Seller and Stockholder shall have executed the Pledge and Escrow Agreement attached as Exhibit 8.10 hereto.

         10.11 Audited Financial Statements. Delivery of audited statements of Seller acceptable to MTM's auditors for the period required to satisfy the financial reporting requirements with respect to this acquisition under Rule 3-05 of Regulation S-X and the written consent of Seller's auditors that said financial statements may be included in all appropriate SEC filings to be made by MTM, including, but not limited to, MTM's Form 8-K with respect to this acquisition and Form 10-K where such report must be incorporated or included.

     11. Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction at or prior to Closing of each of the following conditions (one or more of which may be waived by Seller):

         11.1 Representations and Warranties Correct. The warranties and representations made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date, as though such warranties and representations were restated and made as and at the Closing Date, and Buyer shall have furnished Seller with a certificate executed by its president or chief executive officer to that effect.

         11.2 No Action or Litigation. There shall be no order of any court or governmental body restraining or prohibiting the transactions contemplated by this Agreement, nor shall any litigation or other proceeding be pending or threatened against Seller or Buyer seeking to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in respect thereof.

         11.3 Employment Agreement. The Employment Agreements shall be executed by the respective parties, subject to the consummation of this Agreement.

         11.4 Board Representation. Fries, subject to the consummation of the Closing, will become a member of the Buyer's Board of Directors upon Closing, and unless removed for cause, shall remain as a member of the Board at least until the first annual meeting of Buyer's shareholders taking place after March 31, 1996.

         11.5 Opinion of Counsel. Seller shall have received an opinion from Buyer's counsel substantially in the form attached hereto as Exhibit 11.5.

         11.6 Funding. Seller shall believe in good faith that the Buyer and/or MTM, if MTM is obligated to so pay, has sufficient funds to pay the IBM Indebtedness.

         11.7 Release of Guarantee. Fries' release from the Guarantees upon the consummation of this Agreement.

     12. Registration Rights. Except as specifically provided herein, MTM is not required to seek to have the Shares registered with the Securities and Exchange Commission or any other body.

         (a) Commencing on the Closing hereof, MTM shall advise the Seller or its transferee, provided such transferee is a Principal or Permitted Transferee, (such persons being individually referred to as "Holder" and collectively referred to herein as "Holders") by written notice at least 30 days prior to the filing of any registration statement or post-effective amendment thereto ("Registration Statement") under the Securities Act of 1933 ("Act"), covering a public offering of equity securities of the Buyer solely for cash (other than a registration relating solely to the sale of securities to participants in a stock plan of MTM and/or one or more of its subsidiaries, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares) and shall, except as otherwise provided herein or any registration rights agreement outstanding as of the date hereof which MTM is a party to or entered into subsequent hereto in good faith, register in any such Registration Statement the number of Shares that the Holder shall notify MTM within twenty
(20) days after mailing of such notice by MTM that it desires to register and shall include in any such Registration Statement such information as may be required to permit a public offering of such Shares. MTM shall supply prospectuses and other documents as the Holder may reasonably request in order to facilitate the public sale or other disposition of the Shares. MTM shall bear the entire cost and expense of a registration of securities initiated by it under this subsection including the cost of compliance with Blue Sky Laws. The Holder shall, however, bear any transfer taxes and underwriting discounts or commissions applicable to the Shares sold by it and any legal fees incurred by them. MTM may include other securities in any such Registration Statement. MTM shall do any and all other acts and things which may be necessary or desirable to enable the Holder to consummate the public sale or other disposition of the Shares, and furnish indemnification in the manner as set forth in subsection (e) of this Section 12, but shall not be required to qualify as a foreign corporation to qualify the Shares for sale under the securities laws of any state. The Holder shall furnish information and indemnification as set forth in subsection (f) of this Section 12. All decisions as to whether and when to proceed with any Registration Statement shall be made solely by MTM.

         (b) In connection with any offering involving an underwriting of shares of MTM's securities, MTM shall not be required to include any of the Shares in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between MTM and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by MTM. If the total amount of securities requested by selling stockholders to be included in such offering exceeds the amount of securities to be sold, other than by MTM, and the underwriters determine in their sole discretion that such amount will jeopardize the success of the offering, then MTM shall be required to include in the offering only that number of such Shares which the underwriters determine in their sole discretion will not jeopardize the success of the offering. Subject to existing agreements and subsequent agreements entered in good faith, the securities so included are to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder (or in such other proportions as shall mutually be agreed to by such selling stockholders).

         (c) The minimum number of Shares which can be so registered as part of any piggyback registration is the number that would result in an aggregate offering price attributable to the Shares of $75,000 or more.

         (d) Notwithstanding the foregoing subsection (a), in the event that there is an underwritten offering of MTM's securities offered pursuant to said Registration Statement pursuant to the above, the underwriters shall have the right to refuse to permit any Shares, or to limit the amount of Shares, to be sold by the Holder to such underwriters as such underwriter(s) may determine in its discretion and the Holder shall refrain from selling such remainder of its Shares covered by such Registration Statement for the period of days following the effective date, which period of days shall not be greater than the lock-up period for other directors of the Company whose shares are included within the Registration Statement, and shall also refrain at any time when notified by MTM that an amendment or supplement to the prospectus is required.

         (e) Whenever pursuant to this Section 12 a Registration Statement relating to the Shares is filed under the Act or amended or supplemented thereto, MTM will indemnify and hold harmless each Holder covered by such Registration Statement, amendment or supplement (such Holder being hereinafter called the "Distributing Holder"), and each person, if any who controls (within the meaning of the Act) the Distributing Holder, against any losses, claims, damages or liabilities, joint or several, to which the Distributing Holder or any such controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such Registration Statement or any preliminary prospectus or final prospectus constituting a part thereof or any amendment or supplement thereto or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and will reimburse the Distributing Holder and each such controlling person for any legal or other expenses reasonably incurred by the Distributing Holder and each such controlling person for any legal or other expenses reasonably incurred by the Distributing Holder or such controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that MTM will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary prospectus, final prospectus or amendment or supplement, in reliance upon and in conformity with written information furnished by the Distributing Holder or underwriter for use in the preparation thereof.

         (f) To the extent permitted by law, the Distributing Holder will indemnify and hold harmless MTM, each of its directors, each of its officers who have signed said Registration Statement and such amendments and supplements thereto, each person, if any, who controls MTM (within the meaning of the Act) and MTM's underwriters) and each person, if any, who controls such underwriters (within the meaning of the Act) against any losses, claims, damages or liabilities to which MTM or any such director, officer, underwriter or controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages, or liabilities arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in said Registration Statement, preliminary prospectus, final prospectus, or amendment or supplement, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in said Registration Statement, preliminary prospectus, final prospectus or amendment or supplement, in reliance upon and in conformity with written information furnished by such Distributing Holder for use in the preparation thereof and will reimburse MTM or underwriter or any such director, officer or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

         (g) Promptly after receipt by an indemnified party under (e) or (f) of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give the indemnifying party notice of the commencement thereof but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party if such delay has not prejudiced the indemnifying party's ability to defend such claim.

         (h) In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and to the extent that it may wish, jointly with any other indemnifying party similarly notified to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

         (i) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 12.

     13. Indemnities.

         13.1 In Favor of Buyer. Seller and FRIES, agree jointly and severally, to indemnify, defend and hold Buyer, its successors and permitted assigns, free and harmless from and against all claims, actions, liabilities and damages (including reasonable attorneys' fees and expenses) as and when incurred arising out of or based upon (i) the operation of the Business prior to the Closing Date, other than the payment of the Assumed Liabilities set forth on Schedule
2.3 (the parties hereto agreeing that the indemnification provided by this clause (i) does apply to any action, conduct or omission of Seller or the Stockholder with regard to the performance of any other obligation of Seller under the terms and conditions or other provisions of the agreements, instruments or other documentation relating to the Assumed Liabilities other than the non payment thereof); (ii) any obligations or liabilities of Seller, fixed or contingent, matured or unmatured, liquidated or unliquidated, or otherwise, other than the Assumed Liabilities; (iii) the failure of Seller or the Stockholder to file timely any Federal, state, county, local or other excise, franchise, property, payroll, income, capital stock, sales and use, or other tax returns which are required to be filed by it or them relating to the Business, whether before or subsequent to the Closing Date, or the failure of Seller or the Stockholder to pay any such taxes when due; (iv) any claims, obligations, liabilities or commitments made by Seller to present and former employees of Seller, or otherwise, arising out of or in connection with their employment or pursuant to any pension, retirement or other employee benefit plan covering employees of Seller, or the failure to fund properly and adequately the benefits provided under any such plans; (v) the non-compliance with any applicable bulk sales provisions in connection with the sale of the Assets to Buyer under this Agreement; (vi) the breach by Seller or Stockholder of any of their representations, warranties or covenants contained in this Agreement, or the failure of Seller to obtain the consent of any person whose consent is required to effectuate the assignment to Buyer of any Asset or the assumption by Buyer of any of the Assumed Liabilities.

         13.2 In Favor of Seller. Buyer agrees to indemnify, defend and hold Seller, its successors and permitted assigns, free and harmless from and against all claims, actions, liabilities and damages (including reasonable attorneys' fees and expenses) as and when incurred arising out of or based upon (i) Buyer's failure to discharge the Assumed Liabilities; (ii) the operation of the Business subsequent to the Closing, except to the extent the claim, action, liability and/or damages arises from an event to which Buyer is entitled to indemnification under Section 13.1 hereof or (iii) the breach by Buyer of any of its representations, warranties or covenants contained in this Agreement.

         13.3 Procedure for Indemnification. If any party seeks indemnification pursuant to Sections 13.1 or 13.2 it shall notify the party required to provide indemnification hereunder of any claim made or action commenced against the party to be indemnified, within a reasonable time after such party shall have been notified of the claim or shall have been served with the summons or other first legal process giving information as to the nature and basis of the claim. The indemnifying party shall assume the defense of such claim or action, employ counsel of its choice and bear all expenses relating to such defense. The indemnified party shall have the right to participate in the defense of such claim or action and to employ separate counsel, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (a) the employment thereof shall have been specifically authorized by the indemnifying party or (b) the indemnifying party shall fail to assume the defense and employ counsel. Notwithstanding anything to the contrary in the foregoing, the indemnified party, upon written notice to the indemnifying party, may at its expense assume the defense of such claim or action, and employ counsel of its choice. The parties shall each cooperate in the defense of any such claim and shall make available to each other records and other materials required for use in such defense. In no event shall the indemnifying party be liable for any settlement of any action or claim made without its written consent.

         13.4 Pledge and Escrow. (a)(1) As security for Seller's, its assigns, and the Shareholder's indemnification hereunder, the Seller and the Shareholder will deliver to Snow Becker Krauss P.C. as escrow agent under the Pledge and Escrow Agreement, 80,000 of the shares received at Closing in escrow for a period of up to one (1) year from the Closing, subject to extension in the event an unresolved claim is made on or prior to said one (1) year period ("Escrowed Shares"). The Escrowed Shares shall be used to satisfy all or a portion of any indemnity claims by Buyer. The MTM Common Stock shall be valued at five dollars ($5.00) per share. Forty-Five Thousand of the Escrowed Shares shall be released upon the Seller's delivery of a consent of the State of Connecticut to the assignment of the Information Processing Systems Master Software License Agreement dated October 23, 1995 between the State of Connecticut and Seller or a substantially similar contract between the State of Connecticut and Buyer. If such consent or new contract is not delivered within six (6) months of Closing or the Seller receives notice of termination of such contract from the State of Connecticut prior to such six (6) months, such 45,000 shares shall be delivered to Buyer. The remaining Escrowed Shares shall be released from escrow one (1) year from Closing, provided any Escrowed Shares in the possession of the Escrow Agent at such time shall be retained in escrow to the extent necessary to satisfy in full any claims arising prior to such year date remain unresolved. Any Escrowed Shares retained after one year from closing as provided above shall be released from time to time as the claims are resolved and the need for all or part of the Escrowed Shares to satisfy remaining claims is unnecessary.

         (2) Within ninety (90) days after the date of Closing, Seller's net worth as at the date of Closing shall be determined based upon the audited statement of Seller as at December 31, 1995 and Buyer's accountant's unaudited review of financial results thereafter until the Closing Date (the "Post Closing Audit"). Seller shall have the right to review the Post Closing Audit at its sole cost and expense and dispute same. In the event Seller disagrees with the results of the Post Closing Audit, the accountants for Seller and Buyer shall pick a third accountant who shall determine the actual net worth of Seller at Closing based upon the assumptions on which the net worth set forth in Section 5.4(d) was based. The decision of said third accountant shall be final. Accounting fees with respect to said third accountant shall be paid in the proportion each of Seller's and Buyer's values differ from the third accountant's valuation. In the event the actual net worth of Seller as of the Closing is a deficit greater than ($203,106) (valuing the Written-Off Inventory at zero (0) and the Fries Note at the principal amount thereof at Closing), Buyer shall be entitled to receive the portion of the Escrowed Shares equal to the amount of such difference divided by $5.00. For purposes of computing net worth, any amounts payable to the broker referred to in Section 20 below shall not be considered a liability of Seller. In the event of any inconsistency between the language set forth in this Section 13.4 and the Pledge and Escrow Agreement, the Pledge and Escrow Agreement shall be controlling.

     14. Use Best Efforts to Satisfy Conditions Precedent. Each of Seller and FRIES agree to use its or his best efforts to bring about the satisfaction of the conditions specified in Section 10 hereof, and Buyer agrees to use its best efforts to bring about the satisfaction of the conditions specified in
Section 11 hereof. If any condition specified in any of said Sections shall not be satisfied by such best efforts and such condition shall not be waived by the party or parties for the benefit of which such condition is stated, such party after giving notice of such non-satisfaction and giving the other parties a reasonable opportunity to satisfy such condition, may terminate this Agreement by notice in writing to the other parties. In the event this Agreement is not consummated by May 15, 1996, provided, however that the party electing to terminate is not otherwise in default hereunder and the party not electing to terminate is ready, willing and able to close hereunder, either party can elect to terminate this Agreement. Upon such termination, this Agreement shall cease, other than with respect to Sections 19, 20 and 22 and no party hereto shall have any liability hereunder of any nature whatsoever, including liability for damages, except as they relate to the above referenced sections.

     15. Designation of Forum in the Event of Litigation. Seller, the Stockholders, and Buyer agree that any legal action or proceedings with respect to, or arising out of, the negotiation, execution, performance or breach of, or the rights and privileges provided by, or responsibilities and obligations under, this Agreement must be brought in either the Supreme Court of the State of New York for the County of New York or the United States District Court for the Southern District of New York and in no other jurisdiction. By execution and delivery of this Agreement, Seller, each of the Stockholders, and Buyer accept and submit to the jurisdiction of such courts in any such legal action or proceeding and irrevocably consent to service of process in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each of the parties at its address for notices as specified herein, such service to become effective five (5) days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law.

     16. Notices. All notices, requests, demands and other communications which are required or permitted under this Agreement shall be in writing and shall be deemed sufficiently given upon receipt if personally delivered, faxed or mailed by certified mail, return receipt requested, addressed to the party to be notified at the address hereafter set forth for such party or to such other address as such party may hereafter designate in writing:

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                               (a) If to Seller or FRIES:

                                   DATA.COM RESULTS, Inc.
                                   Inwood Business Park
                                   Rocky Hill, CT.  06067
                                   Attention:  Robert A. Fries, President
                                   Fax:

                      with a copy to:

                                   Michael K. Brown, Esq.
                                   Wiggin & Dana
                                   One Century Towers
                                   New Haven, Connecticut  06508
                                   Fax:  (203) 782-2889

                               (b) If to Buyer:

                                   Steven Rothman, President
                                   Micros-To-Mainframes, Inc.
                                   614 Corporate Way
                                   Valley Cottage, New York  10989
                                   Fax: (914) 267-3785

                      with a copy to:

                                   Jack Becker, Esq.
                                   Snow Becker Krauss P.C.
                                   New York, New York  10158-0125
                                   Fax: (212) 949-7052

     17. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns, and no other person shall acquire or have and other rights under this Agreement or by virtue of this Agreement.

     18. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Seller or Buyer without the prior written consent of the other.

     19. Confidentiality. Seller and the Stockholder, on the one hand, and Buyer on the other hand, shall maintain the confidentiality of all confidential information furnished to it or him by the other concerning the other's business, assets and financial condition, and shall not disclose such information to others, or use any such information for any purpose, except in furtherance of

                                       48


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the transactions contemplated by this Agreement (and except as such information may be required to be disclosed under applicable law or in connection with litigation arising out of this Agreement), unless and until such information is or becomes in the public domain by reason other than disclosure by it or him. In the event the transactions contemplated herein are not consummated, (i) MTM and its principals, shareholders, officers, employees, agents or representatives shall not disclose to any third party or use in any manner whatsoever any of the confidential information disclosed to them by Seller, its shareholders, officers, employees, agents or representatives in connection with the negotiations for this transaction, and (ii) Seller and its principals, shareholders, officers, employees, agents or representatives shall not disclose to any third party or use in any manner whatsoever any of the confidential information disclosed to them by MTM, its shareholders, officers, employees, agents or representatives in connection with the negotiations for this transaction. This confidential information shall extend, but not be necessarily limited, to the sales techniques, vendors, independent contractors, employees, and customer lists disclosed by one party to the other. Confidential information as used herein shall not include that which (i) was in the public domain prior to receipt thereof in the same context as the disclosure so made; (ii) the receiving party can show it was in possession thereof in the same context prior to receipt; (iii) subsequently becomes known to the receiving party by third parties as a matter of right and without restriction on disclosure; or (iv) subsequently comes into the public domain in the same context as the disclosure by the disclosing party through no fault of the receiving party. In the event this Agreement is terminated, upon the written request, the shareholders, officers, employees, agents or representatives of the respective parties hereto shall return or destroy the confidential information previously disclosed to them by the disclosing party. This provision shall survive the termination of this Agreement.

     20. Brokerage. Each of the parties hereto represents and warrants to the other that it has not dealt with any broker or finder in connection with the

                                       49


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transactions contemplated by this Agreement, except Robert Arnold. The parties hereto acknowledge that in the event the Acquisition Agreement is consummated, MTM shall bear the fee payable to said broker. No inference should be given by this Paragraph 20 whether or not Mr. Arnold is due a fee if the Acquisition is not consummated or, if such fee is so payable at such time, who bears the cost thereof. Insofar as any claims for brokerage commission or finder's fees may be alleged to be based on any arrangements or agreements made by, or on behalf of a party, such party agrees to indemnify and hold the other harmless against all liability, damage or expense, including reasonable attorneys' fees and expenses, arising therefrom.

     21. Governing Law. This Agreement shall in all respects be governed by, construed under and enforced in accordance with the laws of the State of New York.

     22. Expenses; Transfer Taxes.

         22.1 Each of the parties shall pay its or his own legal, accounting and other expenses in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

         22.2 Seller and Buyer (upon presentation of tax returns, invoices or documentation reasonably satisfactory to Buyer) shall each pay one-half of the total sales and transfers taxes resulting from the consummation of the transactions contemplated hereby. Seller shall provide Buyer with copies of all correspondence with governmental authorities concerning sales and transfer taxes arising out or relating to the transactions contemplated hereby.

     23. Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless remain in full force and effect.

     24. Survival. The representations, warranties, covenants and agreements of the parties set forth in this Agreement (including the Schedules) and in any other documents, certificates or written statements delivered by or on behalf of any a party to this Agreement shall survive the Closing for a period of two (2) years.

                                       50


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     25. Waiver. Any waiver by any party of a breach of any of the provisions of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     26. Headings. The headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     27. Entire Agreement; Modification. This Agreement constitutes the entire understanding between the parties with respect to its subject matter. It supersedes and cancels all prior agreements and understandings among the parties relating to its subject matter. This Agreement may not be amended or supplemented, except by subsequent written agreement of the parties which specifically states that it is intended to be an amendment or supplement to this Agreement, signed by the parties hereto. No course of dealing or custom shall be referred to as modifying any of the terms and conditions of this Agreement.

     28. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on this day of May, 1996.

                                       DATA.COM RESULTS, INC.

                                       By: /s/ ROBERT A. FRIES
                                          ____________________________________
                                          ROBERT A. FRIES
                                          President

                                           /s/ ROBERT A. FRIES
                                          _____________________________________
                                          ROBERT A. FRIES, individually




                                       DATA.COM DIRECT, INC.

                                       By: /s/ STEVEN ROTHMAN
                                          _____________________________________

                                       MICROS-TO-MAINFRAMES, INC.

                                       By: /s/ STEVEN ROTHMAN
                                           ____________________________________